EXHIBIT 99.1

Willis Towers Watson Reports Strong First Quarter 2019 Earnings

  Reported Revenue was $2.3 billion for the quarter, up 1% over prior year

  Organic Revenue increased 5% over prior year

  Diluted Earnings per Share were $2.20 for the quarter, up 37% over prior year

  Adjusted Diluted Earnings per Share were $2.98 for the quarter, up 10% over prior year

  Income from Operations was $359 million or 15.5% of revenue, up 420 basis points over prior year

  Adjusted Operating Income was $492 million or 21.3% of revenue, up 200 basis points over prior year

ARLINGTON, Va. and LONDON, May 01, 2019 (GLOBE NEWSWIRE) -- Willis Towers Watson (NASDAQ: WLTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the first quarter ended March 31, 2019.

“We are pleased with our first-quarter financial results and the continued momentum in our business,” said John Haley, Willis Towers Watson’s chief executive officer. “We delivered strong organic revenue growth, reflecting solid demand for our solutions and services across all of our core businesses. Likewise, we made solid progress in driving profitable growth, as demonstrated by our year-over-year margin expansion. With the disciplined execution of our strategy, we remain confident in our ability to drive profitable growth and deliver value for our clients and shareholders.”

First Quarter Company Highlights

Revenue was $2.31 billion for the first quarter of 2019, an increase of 1% (5% increase constant currency and organic) as compared to $2.29 billion for the same period in the prior year.

Net income attributable to Willis Towers Watson for the first quarter of 2019 was $287 million, an increase of 33% from $215 million for the prior-year first quarter. For the quarter, diluted earnings per share were $2.20 and adjusted diluted earnings per share were $2.98. Net income attributable to Willis Towers Watson and diluted earnings per share for the first quarter of 2019 included pre-tax $6 million of transaction and integration expenses related to the pending TRANZACT acquisition. The U.S. GAAP tax rate for the quarter was 18.8%, and the adjusted income tax rate for the quarter used in calculating adjusted diluted earnings per share was 20.1%.

Net income for the first quarter of 2019 was $293 million, or 12.7% of revenue, an increase from net income of $221 million, or 9.6% of revenue for the prior-year first quarter. Adjusted EBITDA for the first quarter of 2019 was $601 million, or 26.0% of revenue, an increase from Adjusted EBITDA of $557 million, or 24.3% of revenue. The first quarter is seasonally strong due to the renewal periods for some lines of business.

Operating income margin improved by 420 basis points compared to the first quarter of the prior year. Adjusted operating income margin improved by 200 basis points to 21.3% from 19.3% in the prior-year first quarter. The margin improvement was driven by enhanced margin performance within the Human Capital and Benefits (HCB) segment, the Corporate Risk and Broking (CRB) segment, and the Benefits Delivery and Administration (BDA) segment, partially offset by a margin decrease in our Investment Risk and Reinsurance (IRR) segment.

Cash flows from operating activities for the quarter ended March 31, 2019 was ($47) million compared to $18 million for the prior-year first quarter. Free cash flow for the quarters ended March 31, 2019 and 2018 was ($104) million and ($47) million, respectively. During the quarter ended March 31, 2019, the Company had no share repurchase activity.

Segment Highlights

Human Capital & Benefits

The HCB segment had revenue of $829 million, a nominal decrease (3%increase constant currency and 3% increase organic) from $832 million in the prior-year first quarter. On an organic basis, Health and Benefits delivered significant revenue growth, driven by increased consulting and brokerage services, growth in specialty products, and expansion of our client portfolio for both local and global appointments. Health and Benefits’ revenue growth was bolstered further by revenue reductions in the prior year resulting from the initial adoption of the new revenue standard implemented last year. Our Talent and Rewards business generated moderate revenue growth, resulting from increased product revenue and advisory work in North America and Western Europe. Retirement revenue declined somewhat compared to the prior year first quarter primarily as a result of a timing difference in the current quarter along with the impact of being an “off year” in the triennial valuation cycle in both Canada and Great Britain. Technology and Administration Solutions revenue also declined slightly due to decreased project demand in Great Britain. The HCB segment had an operating margin of 25%, as compared to 23% for the prior-year first quarter.

Corporate Risk & Broking

The CRB segment had revenue of $728 million, a decrease of 2% (3%increase constant currency and 4% increase organic) from $740 million in the prior-year first quarter. On an organic basis, North America continued to lead the segment, followed by Western Europe and International, primarily with new business generation along with strong management of the renewal book portfolio. Revenue in Great Britain decreased nominally. The CRB segment had an operating margin of 17.4%, as compared to 16.8% for the prior year first quarter.

Investment, Risk & Reinsurance

The IRR segment had revenue of $589 million, an increase of 3% (6%increase constant currency and 5% increase organic) from $574 million in the prior-year first quarter. On an organic basis, Reinsurance, Insurance Consulting and Technology, Underwriting and Capital Management, and Max Matthiessen drove the segment’s strong performance. Reinsurance and Underwriting and Capital Management growth was driven by net new business growth and favorable renewal factors, while Insurance Consulting and Technology revenue grew from strong technology sales. Max Matthiessen revenue increased as a result of overall growth in net commissions. The segment’s revenue growth was partially offset by a decline in our Wholesale business due to decreased net new business and a decline in Investment revenue, resulting from lower asset-based fees and one-time revenue items in the prior year. The IRR segment had an operating margin of 43%, as compared to 45% for the prior-year first quarter.

Benefits Delivery & Administration

The BDA segment had revenue of $135 million, an increase of 10% (10%increase constant currency and 10% increase organic) from $122 million in the prior-year first quarter. BDA’s growth was primarily led by the continued expansion of its client base and increased demand for project work in the mid-market and large-market spaces. The BDA segment had an operating margin of negative 15%, as compared to negative 26% for the prior-year first quarter.

Conference Call

The Company will host a live webcast and conference call to discuss the financial results for the first quarter. It will be held on Wednesday, May 1, 2019, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet at www.willistowerswatson.com. The replay of the call will be available shortly after the live call for a period of three months. A telephonic replay of the call will also be available for 24 hours at 404-537-3406, conference ID 4347126.

About Willis Towers Watson

Willis Towers Watson (NASDAQ: WLTW) is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. With roots dating to 1828, Willis Towers Watson has more than 45,000 employees and serving more than 140 countries. We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals. Our unique perspective allows us to see the critical intersections between talent, assets and ideas — the dynamic formula that drives business performance. Together, we unlock potential. Learn more at willistowerswatson.com.

Select Questions and Answers

Q1: What was the impact of the Company’s adoption of the new lease accounting standard (ASC 842, Leases)?

ASC 842 became effective, and was adopted by the Company, on January 1, 2019. The adoption of this new guidance had no material impact to the amounts and classifications of the balances within our condensed consolidated statements of income. On our condensed consolidated balance sheets we recognized an additional $1.2 billion of lease liabilities; $1.0 billion of right-of-use assets; additional deferred tax assets of $252 million and deferred tax liabilities of $252 million on the gross lease-related liabilities and gross right-of-use assets, respectively.  See Note 12 – Leases, within the Company’s Form 10-Q for the quarter ended March 31, 2019 for a full description of the impact on the Company from adoption, adoption elections made and the newly-required disclosures.

Q2: What was the impact of foreign currency movements for the first quarter?

For the quarter ended March 31, 2019, currency translation caused a decrease in our consolidated revenue of $84 million, resulting in a decrease of $0.12 to adjusted diluted earnings per share for the quarter.

Q3: The original tax guidance for 2019 estimated an adjusted income tax rate of approximately 22%. The first quarter adjusted income tax rate is just 20%. Is there a possibility the tax guidance will be changed?

Our adjusted income tax rate for the first quarter was 20.1%. This is lower than our full-year guidance due to one-time (or non-recurring) discrete tax benefits related to the excess tax benefit of share-based compensation and valuation allowance releases in certain non-U.S. jurisdictions.  We continue to expect our full year adjusted income tax rate to be around 22%. The 2019 annualized adjusted income tax rate will continue to be subject to movements and we will continue to update guidance as more analysis and information becomes available.

Q4: Do you have an update on the timing of the TRANZACT acquisition closing?

We are excited about our recently-announced agreement to acquire TRANZACT, and continue to expect the deal to close in the third quarter of this year. We believe TRANZACT will be an excellent complement to our BDA business, and will bring highly innovative, industry-leading, technology-driven, direct-to-consumer solutions capabilities to Willis Towers Watson. The pending acquisition will help accelerate our direct-to-consumer strategy and provide us with a significant growth opportunity in the U.S. health care space.

Q5: What is driving the significant reduction in cash flow compared to the prior year?

Historically the first quarter has been our low season for cash flow due to incentive payouts. This quarter’s decline compared to last year is primarily the result of a shift in the timing of cash tax payments and pension contributions. Additionally our short-term incentive award payouts were higher relative to the prior year because of 2018 financial performance.

Willis Towers Watson Non-GAAP Measures

In order to assist readers of our consolidated financial statements in understanding the core operating results that Willis Towers Watson’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted Operating Income, (4) Adjusted EBITDA, (5) Adjusted Net Income, (6) Adjusted Diluted Earnings Per Share, (7) Adjusted Income Before Taxes, (8) Adjusted Income Taxes/Tax Rate and (9) Free Cash Flow.

The Company believes that these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Within these measures referred to as ‘adjusted’, we adjust for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. Some of these items may not be applicable for the current quarter, however they are expected to be part of our full-year results. These items include the following:

  Transaction and integration expenses - Management believes it is appropriate to adjust for transaction and integration expenses when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time, or significant acquisition-related transaction expenses. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when the incurrence of these costs will have concluded.

  Gains and losses on disposals of operations - Adjustment to remove the gain or loss resulting from disposed operations.

  Pension settlement and curtailment gains and losses - Adjustment to remove significant pension settlement and curtailment gains and losses to better present how the Company is performing.

  Provisions for significant litigation - We will include provisions for litigation matters which we believe are not representative of our core business operations.

  Tax effects of internal reorganization - Relates to the U.S. income tax expense resulting from the completion of internal reorganizations of the ownership of certain businesses that reduced the investments held by our U.S.-controlled subsidiaries.

We evaluate our revenue on an as reported (U.S. GAAP), constant currency and organic basis. We believe presenting constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

Willis Towers Watson considers Constant Currency Change, Organic Change, Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income Before Taxes, Adjusted Income Taxes/Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what Willis Towers Watson’s comparable operating and liquidity results would have been had the Company not incurred transaction-related and non-recurring items. Willis Towers Watson’s non-GAAP measures and their accompanying definitions are presented as follows:

Constant Currency Change – represents the year-over-year change in revenue excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenue, translated at the current year monthly average exchange rates, to the current year as reported revenue, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effects that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.

Organic Change – excludes the impact of fluctuations in foreign currency exchange rates, as described above and the period-over-period impact of acquisitions and divestitures on current-year revenue. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not included these transaction-related items, since the nature, size and number of these translation-related items can vary from period to period.

Adjusted Operating Income – Income from Operations adjusted for amortization, transaction and integration expenses and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results.

Adjusted EBITDA – Net Income adjusted for provision for income taxes, interest expense, depreciation and amortization, transaction and integration expenses, (gain)/loss on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results.

Adjusted Net Income – Net Income Attributable to Willis Towers Watson adjusted for amortization, transaction and integration expenses, (gain)/loss on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, the related tax effect of those adjustments and the tax effects of internal reorganizations. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.

Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted-average number of shares of common stock, diluted.

Adjusted Income Before Taxes – Income from operations before income taxes adjusted for amortization, transaction and integration expenses, (gain)/loss on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.

Adjusted Income Taxes/Tax Rate – Provision for income taxes adjusted for taxes on certain items of amortization, transaction and integration expenses, (gain)/loss on disposal of operations, the tax effects of internal reorganizations, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, divided by adjusted income before taxes. Adjusted income taxes is used solely for the purpose of calculating the adjusted income tax rate.

Free Cash Flow – Cash flows from operating activities less cash used to purchase fixed assets and software for internal use. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our condensed consolidated financial statements.

Reconciliations of these measures are included in the accompanying tables with the following exception.

The Company does not reconcile its forward looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Willis Towers Watson Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. These statements include, but are not limited to, such things as our outlook, future capital expenditures, future share repurchases, growth in revenue, the impact of changes to tax laws on our financial results, business strategies and planned acquisitions (including the pending acquisition of TRANZACT), competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, including our future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Willis Towers Watson’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained herein, including the following: the ability of the company to successfully establish, execute and achieve its global business strategy as it evolves; changes in demand for our services, including any decline in defined benefit pension plans or the purchasing of insurance; changes in general economic, business and political conditions, including changes in the financial markets; significant competition that the company faces and the potential for loss of market share and/or profitability; the impact of seasonality and differences in timing of renewals; the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation; the risk the Stanford litigation settlement approval will be overturned on appeal, the risk that the Stanford bar order may be challenged in other jurisdictions, and the risk that the charge related to the Stanford settlement may not be deductible; the risk of material adverse outcomes on existing litigation or investigation matters; changes in the regulatory environment in which the company operates, including, among other risks, the impact of pending competition law and regulatory investigations; various claims, government inquiries or investigations or the potential for regulatory action; the company’s ability to make divestitures or acquisitions and its ability to integrate or manage such acquired businesses (including with respect to the pending acquisition of TRANZACT and the timeline for its completion); failure to protect client data or breaches of information systems; the ability to comply with complex and evolving regulations related to data privacy and cyber security; the potential impact of Brexit; the ability of the company to properly identify and manage conflicts of interest; reputational damage; reliance on third-party services; the loss of key employees; the ability to successfully manage ongoing organizational changes; disasters or business continuity problems; doing business internationally, including the impact of exchange rates; compliance with extensive government regulation; the risk of sanctions imposed by governments, or changes to associated sanction regulations; technological change; changes and developments in the insurance industry or the United States healthcare system; the risk that the company may not be able to repurchase the intended number of outstanding shares due to M&A activity or investment opportunities, market or business conditions, or other factors; the inability to protect the company’s intellectual property rights, or the potential infringement upon the intellectual property rights of others; fluctuations in the company’s pension liabilities; the ability of the company to meet its financial guidance, the company’s capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; the ability of the company to obtain financing on favorable terms or at all; adverse changes in the credit ratings of the company; the impact of recent changes to U.S. tax laws, including on our effective tax rate, and the enactment of additional, or the revision of existing, state, federal, and/or foreign regulatory and tax laws and regulations; U.S. federal income tax consequences to U.S. persons owning at least 10% of the company’s shares; changes in accounting principles, estimates or assumptions; fluctuation in revenue against the company’s relatively fixed expenses; the laws of Ireland being different from the laws of the United States and potentially affording less protections to the holders of our securities; and the company's holding company structure potentially preventing it from being able to receive dividends or other distributions in needed amounts from our subsidiaries. These factors also include those described under “Risk Factors” in the company’s most recent 10-K filing and subsequent filings filed with the SEC.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against relying on these forward-looking statements.

Contact

INVESTORS

Rich Keefe | +1 215 246 3961 | Rich.Keefe@willistowerswatson.com

WILLIS TOWERS WATSON
Supplemental Segment Information
(In millions of U.S. dollars)
(Unaudited)

REVENUE

				Components of Revenue Change(i)
	Three Months Ended March 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2019	2018	% Change	Impact	Change	Divestitures	Change

Human Capital & Benefits	$829	$832	0%	(3)%	3%	0%	3%
Corporate Risk & Broking	728	740	(2)%	(5)%	3%	0%	4%
Investment, Risk & Reinsurance	589	574	3%	(4)%	6%	1%	5%
Benefits Delivery & Administration	135	122	10%	0%	10%	0%	10%
Segment Revenue	2,281	2,268	1%	(4)%	4%	0%	4%
Reimbursable expenses and other	31	24
Revenue	$2,312	$2,292	1%	(4)%	5%	0%	5%

(i) Components of revenue change may not add due to rounding.

SEGMENT OPERATING INCOME (i)

	Three Months Ended March 31,
	2019	2018

Human Capital & Benefits	$204	$193
Corporate Risk & Broking	127	125
Investment, Risk & Reinsurance	252	261
Benefits Delivery & Administration	(21)	(32)
Segment Operating Income	$562	$547

(i) Segment operating income excludes certain costs, including amortization of intangibles, restructuring costs, integration expenses, certain litigation provisions, and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally allocated expenses and the actual expenses reported for US GAAP purposes.

Reconciliation of Segment Operating Income to Income from operations before income taxes

	Three Months Ended March 31,
	2019	2018

Segment Operating Income	$562	$547
Amortization	(127)	(141)
Transaction and integration expenses	(6)	(43
Unallocated, net(i)	(70)	(104)
Income from Operations	359	259
Interest expense	(54)	(51)
Other income, net	55	56
Income from operations before income taxes	$360	$264

(i) Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

WILLIS TOWERS WATSON
Reconciliations of Non-GAAP Measures
(In millions of U.S. dollars, except per share data)
(Unaudited)

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended March 31,
	2019	2018

Net Income attributable to Willis Towers Watson	$287	$215
Adjusted for certain items:
Amortization	127	141
Transaction and integration expenses	6	43
Loss on disposal of operations	—	9
Tax effect on certain items listed above(i)	(32)	(47)
Adjusted Net Income	$388	$361

Weighted-average shares of common stock, diluted	130	133

Diluted Earnings Per Share	$2.20	$1.61
Adjusted for certain items:(ii)
Amortization	0.97	1.06
Transaction and integration expenses	0.05	0.32
Loss on disposal of operations	—	0.07
Tax effect on certain items listed above(i)	(0.25)	(0.35)
Adjusted Diluted Earnings Per Share	$2.98	$2.71

(i) The tax effect was calculated using an effective tax rate for each item.
(ii) Per share values and totals were calculated using extended values.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended March 31,
	2019		2018

Net Income	$293	12.7%	$221	9.6%
Provision for income taxes	67		43
Interest expense	54		51
Depreciation	54		49
Amortization	127		141
Transaction and integration expenses	6		43
Loss on disposal of operations	—		9
Adjusted EBITDA and Adjusted EBITDA Margin	$601	26.0%	$557	24.3%

RECONCILIATION OF INCOME FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Three Months Ended March 31,
	2019		2018

Income from operations	$359	15.5%	$259	11.3%
Adjusted for certain items:
Amortization	127		141
Transaction and integration expenses	6		43
Adjusted operating income	$492	21.3%	$443	19.3%

RECONCILIATION OF GAAP INCOME TAXES/TAX RATE TO ADJUSTED INCOME TAXES/TAX RATE

	Three Months Ended March 31,
	2019	2018
Income from operations before income taxes	$360	$264

Adjusted for certain items:
Amortization	127	141
Transaction and integration expenses	6	43
Loss on disposal of operations	—	9
Adjusted income before taxes	$493	$457

Provision for income taxes	$67	$43
Tax effect on certain items listed above(i)	32	47
Adjusted income taxes	$99	$90

U.S. GAAP tax rate	18.8%	16.3%
Adjusted income tax rate	20.1%	19.7%

(i) The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF CASH FLOWS (USED IN)/FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended March 31,
	2019	2018
Cash flows (used in)/from operating activities	$(47)	$18
Less: Additions to fixed assets and software for internal use	(57)	(65)
Free Cash Flow	$(104)	$(47)

WILLIS TOWERS WATSON
Condensed Consolidated Statements of Income
(In millions of U.S. dollars, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2019	2018

Revenue	$2,312	$2,292

Costs of providing services
Salaries and benefits	1,348	1,377
Other operating expenses	418	423
Depreciation	54	49
Amortization	127	141
Transaction and integration expenses	6	43
Total costs of providing services	1,953	2,033

Income from operations	359	259

Interest expense	(54)	(51)
Other income, net	55	56

INCOME FROM OPERATIONS BEFORE INCOME TAXES	360	264

Provision for income taxes	(67)	(43)

NET INCOME	293	221

Income attributable to non-controlling interests	(6)	(6)

NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	$287	$215

Earnings per share
Basic earnings per share	$2.21	$1.62
Diluted earnings per share	$2.20	$1.61

Weighted-average shares of common stock, basic	130	133
Weighted-average shares of common stock, diluted	130	133

WILLIS TOWERS WATSON
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars, except share data)
(Unaudited)

	March 31,	December 31,
	2019	2018

ASSETS
Cash and cash equivalents	$992	$1,033
Fiduciary assets	15,129	12,604
Accounts receivable, net	2,490	2,379
Prepaid and other current assets	409	404
Total current assets	19,020	16,420
Fixed assets, net	957	942
Goodwill	10,456	10,465
Other intangible assets, net	3,187	3,318
Right-of-use assets	946	—
Pension benefits assets	833	773
Other non-current assets	494	467
Total non-current assets	16,873	15,965
TOTAL ASSETS	$35,893	$32,385
LIABILITIES AND EQUITY
Fiduciary liabilities	$15,129	$12,604
Deferred revenue and accrued expenses	1,240	1,647
Current debt	187	186
Current lease liabilities	158	—
Other current liabilities	940	864
Total current liabilities	17,654	15,301
Long-term debt	4,518	4,389
Liability for pension benefits	1,135	1,170
Deferred tax liabilities	544	559
Provision for liabilities	543	540
Long-term lease liabilities	961	—
Other non-current liabilities	296	429
Total non-current liabilities	7,997	7,087
TOTAL LIABILITIES	25,651	22,388
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NON-CONTROLLING INTEREST	28	26
EQUITY(i)
Additional paid-in capital	10,630	10,615
Retained earnings	1,439	1,201
Accumulated other comprehensive loss, net of tax	(1,974)	(1,961)
Treasury shares, at cost, 17,519 shares in 2019 and 2018, and 40,000 shares, €1 nominal value, in 2019 and 2018	(3)	(3)
Total Willis Towers Watson shareholders' equity	10,092	9,852
Non-controlling interests	122	119
Total Equity	10,214	9,971
TOTAL LIABILITIES AND EQUITY	$35,893	$32,385

(i) Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 129,211,111 (2019) and 128,921,530 (2018); Outstanding 129,211,111 (2019) and 128,921,530 (2018); (b) Ordinary shares, €1 nominal value; Authorized and Issued 40,000 shares in 2019 and 2018; and (c) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2019 and 2018.

WILLIS TOWERS WATSON
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended March 31,
	2019	2018

CASH FLOWS (USED IN)/FROM OPERATING ACTIVITIES
NET INCOME	$293	$221
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	54	51
Amortization	127	141
Non-cash lease expense	36	—
Net periodic benefit of defined benefit pension plans	(32)	(61)
Provision for doubtful receivables from clients	8	7
Benefit from deferred income taxes	(28)	(26)
Share-based compensation	10	3
Net loss on disposal of operations	—	9
Non-cash foreign exchange loss	8	17
Other, net	4	(3)
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	(121)	(43)
Fiduciary assets	(2,490)	(1,326)
Fiduciary liabilities	2,490	1,326
Other assets	(37)	46
Other liabilities	(379)	(393)
Provisions	10	49
Net cash (used in)/from operating activities	(47)	18

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(57)	(65)
Capitalized software costs	(17)	(13)
Acquisitions of operations, net of cash acquired	(1)	(5)
Net proceeds from sale of operations	—	4
Net cash used in investing activities	(75)	(79)

CASH FLOWS FROM/(USED IN) FINANCING ACTIVITIES
Net borrowings on revolving credit facility	138	61
Repayments of debt	(1)	(21)
Proceeds from issuance of shares	22	11
Cash paid for employee taxes on withholding shares	—	(7)
Dividends paid	(77)	(68)
Net cash from/(used in) financing activities	82	(24)

DECREASE IN CASH AND CASH EQUIVALENTS	(40)	(85)
Effect of exchange rate changes on cash and cash equivalents	(1)	9
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,033	1,030
CASH AND CASH EQUIVALENTS, END OF PERIOD	$992	$954